Summary Translation	Exhibit 4.66

Loan Agreement

Contract No.：2011JIYINDAIZIDI11100382

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：CITIC Shijiazhuang Branch

Signing Date：June 28, 2011

Loan Amount：RMB80, 000,000

Length of maturity：From July 5, 2011 to July 5, 2012

Use of Loan：Vehicle purchase

Loan Interest：7.2565%

Date of Draft：July 5, 2011

Withdrawal Amount：RMB80, 000,000

Payment Method：  The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date：July 5, 2012

Loan Guarantee：Guaranty of mortgage

- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no.2011JIYINZUIDIZIDI11140538.